UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

OCONEE FEDERAL FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Federal	001-35033	32-0330122
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

201 East North Second Street, Seneca, South Carolina 29678

(Address of principal executive offices)

(864) 882-2765

Registrant's telephone number, including area code

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On December 20, 2016, Oconee Federal Savings and Loan Association (the “Association”), a wholly owned subsidiary of Oconee Federal Financial Corp. (the “Company”), entered into amended and restated employment agreements (together, the “Employment Agreements”) with each of T.R. Evatt, currently Chief Executive Officer of the Company and the Association, and Curtis T. Evatt, currently President and Chief Financial Officer of the Company and the Association (together, the “Executives”). The Employment Agreements are effective as of January 1, 2017, and the terms of the Employment Agreements are substantially similar to the employment agreements previously entered into with the executives. The Employment Agreements reflect Mr. T.R. Evatt’s new position as Executive Chairman of the Association and Mr. Curtis T. Evatt’s new position as President, Chief Executive Officer and Chief Financial Officer of the Association, which positions were previously announced and are effective January 1, 2017.

The term of the Employment Agreements is three years. Commencing on January 1, 2018 and continuing on each anniversary thereafter, the Employment Agreements will be renewed for an additional year so that the remaining term will be three years, provided that the Board of Directors has approved the extension of the term. The Employment Agreements provide for an annual base salary of $198,500 for Mr. T.R. Evatt and $208,560 for Mr. Curtis T. Evatt, which will be reviewed at least annually by the Board of Directors or a committee designated by the Board. The Association may increase, but not decrease the executive’s base salary, except for a decrease that is generally applicable to all employees. The Employment Agreements provide certain benefits if the Company terminates the executive’s employment without “cause” (as defined in the Employment Agreements) or the executive resigns from his employment for “good reason” (as defined in the Employment Agreements) (an “Event of Termination”). Upon an Event of Termination, the executive will receive (i) a severance payment equal to the base salary and bonuses due to him for the remaining unexpired term of the agreement, (ii) the present value of the contributions that would have been made on the executive’s behalf under the Association’s defined contribution plans as if the executive had continued working for the Association for the remaining unexpired term of the agreement, and (iii) under Mr. Curtis T. Evatt’s agreement only, at no expense to the executive, non-taxable medical and dental coverage and life insurance coverage for the remaining unexpired term of the agreement. Mr. T.R. Evatt’s employment agreement does not provide for continued insurance benefits.

In the event of a “change in control” (as defined) of the Company or Association followed within 18 months by an Event of Termination, the executive will receive (i) a severance payment equal to three times the executive’s highest annual base salary plus the highest bonus paid to the executive with respect to the three fiscal years prior to the change in control, (ii) the present value of the contributions that would have been made on the executive’s behalf under the Association’s defined contribution plans as if the executive had continued working for the Association for 36 months, and (iii) under Mr. Curtis T. Evatt’s agreement only, at no expense to the executive, non-taxable medical and dental coverage and life insurance coverage for 36 months following termination of the Employment Agreement. Mr. T.R. Evatt’s employment agreement does not provide for continued insurance benefits.

In the event any severance payments that are made in connection with a “change in control” (as defined) constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the severance payments under the Employment Agreements will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code.

The Employment Agreements restrict the executives from revealing confidential information of the Company and Association. In addition, for one year following termination of employment, the executives may not compete with the Company and Association or solicit or hire the Association’s employees.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the employment agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending December 31, 2016.

Item 9.01.	Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCONEE FEDERAL FINANCIAL CORP.

Date: December 22, 2016	By:	/s/ Curtis T. Evatt
Curtis T. Evatt
President and Chief Financial Officer